CERTIFICATE OF THE DESIGNATION, PREFERENCES,
                            RIGHTS AND LIMITATIONS OF
                SERIES G CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                                       OF
                          WESTMARK GROUP HOLDINGS, INC.

         Westmark Group Holdings, Inc., hereinafter called the "Corporation," a corporation organized and existing under the laws of the State of Delaware.

         DOES HEREBY CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Title 8, Article 141, of the Delaware General Corporation Law, such Board of Directors by the unanimous written consent of its members dated effective August 6, 1998 adopted a resolution providing for and ratifying the issuance of a series of 100,000 shares of Series G Convertible Exchangeable Preferred Stock, $5 stated value per share, which resolution is as follows:

         RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Series G Convertible Exchangeable Preferred Stock, $5 stated value per share ("Series G Preferred Stock"), is hereby authorized and created, said series to consist of up to 100,000 shares of Series G Preferred Stock. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

         1. Cash Dividends on Series G Preferred Stock.

                  (a) The holders of the Series G Preferred Stock shall be entitled to receive, out of the funds of the Corporation legally available therefor, cumulative cash dividends at the annual rate of 10% per share, payable quarterly, in arrears, which shall begin to accrue and shall cumulate from the date of original issue of such shares ("Issue Date"), whether or not declared, and shall be payable to the holder of such share on the record date (as defined in Section 1(b) below) or on the Conversion Date (as defined in Section 2(b) below). Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a record date fixed for such payment by the Board of Directors of the Corporation or by a committee of such Board duly authorized to fix such date by resolution designating such committee.

                  (b) Dividends on the Series G Preferred Stock shall be payable to holders of record as they appear on the books of the Corporation as of the close of business on any record date for the payment of dividends. The record dates for payment of dividends shall be the last day of December, March, June and September, beginning June 30, 1998.

                  (c) Dividends payable on the Conversion Date of the Series G Preferred Stock shall be calculated on the basis of the actual number of days elapsed (including the Conversion Date) over a 365-day year.

         2.     Conversion of Series G Preferred Stock into Common Stock

                  (a) Each holder of shares of Series G Preferred Stock may, at his option, convert any or all of such shares plus accrued and unpaid dividends on the terms and conditions set forth in this Section 2, into fully paid and non-assessable shares of the Corporation's common stock ("Common Stock"). The Series G Preferred Stock shall be convertible into shares of the Company's Common Stock on a 1 for 1.23212 basis (the "Conversion Ratio").

                  (b) to exercise his conversion privilege, the holder of any shares of Series G Preferred Stock shall surrender to the Corporation during regular business hours at the principal executive offices of the Corporation or the offices of the transfer agent for the Series G Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that the holder irrevocably elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." Within three (3) business days after the date on which such delivery is made, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion, and cash with respect to any fractional interest of a share of Common Stock as provided in paragraph (d) of this Section 2. The holder shall be deemed to have become a stockholder of record of the number of shares of Common Stock into which the shares of Series G Preferred Stock have been converted on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record of such shares on the next succeeding date on which the transfer books are open, but the Conversion Ratio shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Series G Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall within three (3) business days after the date on which such delivery is made, issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a new certificate covering the number of shares of Series G Preferred Stock representing the unconverted portion of the certificate or certificates so surrendered. In the event the holder does not wish to convert any accrued and unpaid dividends, the Corporation shall pay such accrued and unpaid dividends on the Conversion Date.

                  (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of shares of Series G Preferred Stock. If more than one share of Series G Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series G Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series G Preferred Stock, the Corporation shall make an adjustment in respect of such fractional interest equal to the fair market value of such fractional interest, to the nearest 1/100th of a share of Common Stock, in cash at the Current Market Price (as defined below) on the business day preceding the effective date of the conversion. The "Current Market Price" of publicly traded shares of Common Stock or any other class of Common Stock or other security of the Corporation or any other issuer for any day shall be deemed to be the daily "Closing Price" for the trading day immediately preceding the Conversion Date. The "Current Market Price" of the Common Stock or other class of capital stock or securities of the Corporation or any other issuer which is not publicly traded shall mean the fair market value thereof as determined by an independent investment banking firm or appraisal firm experienced in the valuation of such securities or properties selected in good faith by the Board of Directors of the Corporation or a committee thereof or, if no such investment banking or appraisal firm is, in the good faith judgment of the Board of Directors of the Corporation or such committee, available to make such determination, as determined in good faith judgment of the Board of Directors or such committee. The "Closing Price" shall mean the last reported sale price on the principal securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automatic Quotations System, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotations System, in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose.

                  (d) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series G Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay an tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series G Preferred Stock so converted were registered, and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  (e) The Corporation shall at all times reserve for issuance and maintain available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series G Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series G Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of its incorporation, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series G Preferred Stock at the time outstanding.

                  (f) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series G Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, including registration under the Securities Act of 1933, as amended, and appropriate state securities laws, before such shares may be validly issued or delivery upon conversion, the Corporation will in good faith and as expeditiously as possible meet such registration, listing or approval, as the case may be.

                  (g) All shares of Common Stock which may be issued upon conversion of the shares of Series G Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

                  (h) The Conversion Ratio in effect shall be subject to adjustment from time to time as follows:

                           (i) Stock Splits, Dividends and Combinations. In
                  the event that the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall pay or make a dividend or distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Ratio in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Ratio in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

                           (ii) Non-Cash Dividends. Stock Purchase Rights.
                  Capital Reorganizations and Dissolutions. In the event:

                                    (A) that the Corporation shall take a record
                           of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise in cash; or

                                    (B) that the Corporation shall take a record
                           of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or other securities, or to receive any other rights; or

                                    (C) of any capital reorganization of the
                           Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation, share exchange for all outstanding shares of Common Stock under a plan of exchange to which the Corporation is a party, or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

                                    (D) of the voluntary or involuntary
                           dissolution, liquidation or winding up of the Corporation;

then, and in such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Series G Preferred Stock, at least ten days prior to the date hereinafter specified, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation, or winding up is to take place and the date, if any is to be fixed, as of which holders of Corporation securities of record shall be entitled to exchange their shares of Corporation securities for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution liquidation or winding up.

                  (i) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of paragraph 2(h) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series G Preferred Stock against impairment.

                  (j) Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to paragraph 2(h), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and prepare and furnish to each holder of Series G Preferred Stock a certificate signed by the chief financial officer of the Corporation setting forth (i) such adjustment or readjustment, (ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of his shares.

                  (k) In case any shares of Series G Preferred Stock shall be converted pursuant to Section 2(a) hereof, the shares so converted shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued, but not as shares of Series G Preferred Stock.

         3.     Voting.

                  (a) Except as otherwise required by law, the shares of Series G Preferred Stock shall not be entitled to vote on any matters presented at any annual or special meeting of the stockholders of the Corporation or to be taken by written consent of the stockholders of the Corporation.

         4.     Exchange and Liquidation Rights.

                  (a) The holders of Series G Preferred Stock will be entitled to exchange all, but not part, of the aggregate number of outstanding shares of Series G Preferred Stock for shares of common stock of Westmark Mortgage Company ("WMC") a subsidiary of the Corporation, upon the basis described in 5(b), upon the occurrence of the following events: the Corporation shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of the Corporation or any of its assets, (ii) make a general assignment for the benefit of creditors, (iii) file a voluntary petition in bankruptcy, reorganization, insolvency, readjustment of debt, moratorium, dissolution, liquidation, or debtor relief law, or any chapter of any such law, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or chapter, or corporate action shall be taken by the Corporation for the purpose of effecting any of the foregoing, or (iv) an order, judgment, or decree shall be entered, without the application, approval or consent of the Corporation, by any court of competent jurisdiction, approving a petition seeking liquidation or reorganization of the Corporation of all or a substantial part of the assets of the Corporation, and provided that such order, judgment, or decree remains in effect for more than 90 days, whether or not consecutive.

                  (b) To determine the shares of Common Stock deliverable upon exchange of shares of the Series G Preferred Stock, the Holder and the Corporation shall jointly select a single appraiser to determine the fair market value of WMC as of the date of the event giving rise to the right to exchange the Series G Preferred Stock. If the Holder and the Corporation are unable to agree on a single appraiser, the Holder and Corporation shall each designate its own appraiser who shall jointly determine the fair market value of WMC as of the date of the event giving rise to the right to exchange Series G Preferred Stock. If the two appraisers so chosen are unable to agree upon the fair market value of WMC as of such date, those appraisers shall appoint a third appraiser to assist them in arriving at such fair market value. If the three appraisers so chose are unable to agree on the fair market value as of such date, MCAF and Corporation agree to submit the issue to binding arbitration in accordance with the rules of the American Arbitration Association. The arbitration proceedings shall be held in the State of Florida and the decision of the arbitrator may be enforced and judgment thereon entered, by any court of competent jurisdiction. The aggregate Stated Value Per Share of the Series G Preferred Stock shall be divided by the appraised fair market value of the Corporation as so determined, and the resulting percentage shall equal the percentage of the number of outstanding shares of WMC's Stock on a Fully Diluted Basis which shall be deliverable by the Corporation to the Holder upon exchange of the Series G Preferred Stock.

                  (c) In the event that a holder of shares of Series G
Preferred Stock does not wish or is not entitled, in connection with any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, to receive shares of WMC Common Stock, said holder shall be entitled to receive out of assets of the Corporation available for distribution to stockholders, after payment in full of the liquidation distribution to which holders of the preferred stock with a liquidation preference are entitled, but before any distribution of assets is made to holders of Common Stock or of any other class of capital stock of the Corporation ranking junior to the Series G Preferred Stock as to liquidation, an amount equal to $5 per share (the "Stated Value Per Share") plus accrued and unpaid dividends. It is understood that the Series G Preferred Stock shall be junior in rank to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series E Preferred Stock. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series G Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series G Preferred Stock are not paid in full, the holders of the Series G Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respect preferential amounts to which they are entitled.

After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series G Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

                  (d) Neither the consolidation of nor merging of the Corporation with or into any other corporation or corporations, nor the sale or lease of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or a winding up of the Corporation within the meaning of any of the provisions of this Section 5.

                  (e) In the event of a voluntary or involuntary dissolution, or winding up of the Corporation, the Corporation shall, within 10 days after the date the Board of Directors approves such action, or within 20 days prior to any stockholders' meeting called to approve such action, or within 20 days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series G Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of shares of Series G Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation, shall promptly give written notice to each holder of shares of Series G Preferred Stock of such material change. Upon receipt of the notice, the holder of Series G Preferred Stock shall have 15 days in which to give the Corporation written election to receive shares of WMC. In the event the Corporation has not received a written election within the fifteen day period, it will be assumed that the holder does not elect to receive shares of WMC. The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation before the expiration of 30 days after the mailing of the initial notice or 10 days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 10-day period may be shortened upon the written consent of the holders of all of the outstanding shares of Series G Preferred Stock.

                  (f) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Series G Preferred Stock and the holders of shares of Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series G Preferred Stock of the appraiser's valuation.

                  (g) On or after the date of exchange of Series G Preferred Stock for Common Stock, the Series G Preferred Stock will cease to accrue dividends, will no longer be deemed to be outstanding and will represent only the right to receive the Common Stock.

         5.     Limitations.

                  (a) So long as any shares of Series G Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the written consent of the holders of at least 66 2/3% of the outstanding shares of Series G Preferred Stock, voting separately as a class:

                           (i) Amend, alter or repeal any provision of the
                  Certification of Incorporation or Bylaws of the Corporation so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series G Preferred Stock.

                  (b) The provisions of this paragraph 6 shall not in any way limit the right and power of the Corporation to:

                           (i) Increase the total number of authorized shares
                  of Common Stock; or

                           (ii) Issue bonds, notes, mortgages, debentures, and
                  preferred stock ranking senior to the terms of the Series G Preferred Stock and other obligations, and to incur indebtedness to banks and other lenders.

         IN WITNESS WHEREOF, Westmark Group Holdings, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by MARK SCHAFTLEIN, its chief executive officer, and attested by Wendy Riggs, its assistant secretary, this 10th day of August 1998.


                                       WESTMARK GROUP HOLDINGS, INC.


                                       By:      /s/ Mark Schaftlein
                                                ----------------------
                                                MARK SCHAFTLEIN
                                                Chief Executive Officer